May 22, 2007

CYOP Systems International Inc
Golden Cross House,
8 Duncannon Street,
Strand,
London
WC2N 4JF
United Kingdom

Attention: Patrick Smyth, CEO

Dear Mr. Smyth,

Effective immediately, I hereby resign from the Board of Directors of CYOP Systems International Inc. and all its subsidiaries and affiliates.

Regards,

/s/ Jorge Andrade
Jorge Andrade